Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

CISO Global, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.00001 per share	457(h)	34,330,360	(2)	$2.13 (3)		$73,123,666.80	(3)	0.00014760	$10,793.05
Equity	Common Stock, par value $0.00001 per share	457(c) and 457(h)	61,839,752	(4)	$0.0955	(5)	$5,905,696.32	(5)	0.00014760	$871.68
Total Offering Amounts							$79,029,363.12			$11,664.73
Total Fee Offsets										—
Net Fee Due										$11,664.73

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of CISO Global, Inc. (the “Registrant”) common stock, par value $0.00001 per share (“Common Stock”), that may become issuable under the Cerberus Cyber Sentinel Corporation 2019 Equity Incentive Plan, as amended (the “2019 Plan”), and the CISO Global, Inc. 2023 Equity Incentive Plan (the “2023 Plan”) by reason of any stock dividend, stock split, recapitalization, or any other similar transaction that results in an increase in the number of outstanding shares of Common Stock of the Registrant.

(2)	Represents shares of Common Stock reserved for issuance pursuant to stock options outstanding under the 2019 Plan as of the date of this Registration Statement. To the extent that any such stock options expire, terminate or are canceled or forfeited under the terms of the 2019 Plan subsequent to the date of this Registration Statement, the shares of Common Stock reserved for issuance pursuant to such stock options will become available for issuance under the 2023 Plan. See footnote (4) below.

(3)	Pursuant to Rule 457(h), the proposed maximum offering price per share and the proposed maximum aggregate offering price for the shares have been calculated based on the weighted-average price per share of outstanding stock options under the 2019 Plan.

(4)	Represents shares of Common Stock authorized for issuance under the 2023 Plan as of the date of this Registration Statement. To the extent that any awards outstanding under the 2019 Plan expire, terminate or are canceled or forfeited under the terms of the 2019 Plan subsequent to the date of this Registration Statement, the shares of Common Stock reserved for issuance pursuant to such awards will become available for issuance under the 2023 Plan. See footnote (2) above.

(5)	Pursuant to Rule 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price for the shares have been calculated solely for the purpose of computing the registration fee on the basis of the average high and low prices of the Registrant’s Common Stock as reported by the Nasdaq Stock Market LLC on October 26, 2023.